Exhibit 10.2

THE KRAFT HEINZ COMPANY

CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of January 1, 2023)

i

THE KRAFT HEINZ COMPANY
CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of January 1, 2023)

SECTION 1.    PLAN NAME AND EFFECTIVE DATE

The name of this Plan is “The Kraft Heinz Company Change in Control Severance Plan.”

The Plan, as herein adopted, is applicable to eligible salaried Employees of the Employers whose termination of employment occurs on or after January 1, 2023 (the “Effective Date”).

SECTION 2.    PURPOSE

The purpose of this Plan is to provide severance pay to eligible Employees under conditions set forth below, where the Employee’s employment with an Employer is involuntarily terminated through no fault of the Employee in connection with a Change in Control. Severance pay, when granted under the Plan, is designed to provide the Employee with funds while seeking other employment. Benefits received under this Plan shall be not counted as compensation for purposes of determining benefits under any other plan or arrangement of the Employer, except as otherwise specifically provided in such other plan or arrangement.

SECTION 3.    DEFINITIONS

3.1    “Act” means the Securities Exchange Act of 1934. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

3.2    “Administrator” means the Compensation Committee as designated in Section 9.1 of the Plan.

3.3    “Affiliate” means, with respect to any Employer, all persons with whom the Employer would be considered to be a single employer under Section 414(b) and all persons with whom the Employer would be considered to be a single employer under Section 414(c) of the Code if the ownership test under Section 414 of the Code were “more than 50%” rather than “at least 80%.”

3.4    “Berkshire” means Berkshire Hathaway Inc. and its Affiliates.

3.5    “Cause” means only the occurrence of any of the following:

(a)    continued failure of the Employee to substantially perform the Employee’s job’s duties with the Company or the Employee’s Employer (other than resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to the Employee by the Company or the Employee’s Employer that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties, and after the Employee fails to take corrective action(s) identified by the Company or the Employer after being given a reasonable period of time no less than 10 days to do so;

(b)    the Employee’s gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company or the Employer where the violation results in significant damage to the Company or the Employer; and

(c)    the Employee’s engaging in conduct which adversely reflects on the Company or the Employer in any material respect.

3.6    “Change in Control” means the occurrence of:

(a)    any “person” (as defined in Section 13(d) of the Act) (other than Berkshire, the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities;

(b)    the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(c)    during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the board of directors of the Company; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Act), in each case other than the board of directors of the Company; or

(d)    a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any payment or benefit provided under this Plan that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such payment or benefit unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

3.7    “Change in Control Period” means the period commencing on the first day of the three-month period immediately prior to a Change in Control and ending on the last day of the 24-month period immediately following a Change in Control.

3.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

3.9    “COBRA Benefit Period” means the following:
(a)    for Senior CIC Executives, 18 months; and

(b)    for the Chief Executive Officer, 24 months.

3.10    “Code” means the Internal Revenue Code of 1986, as amended.

3.11    “Company” means The Kraft Heinz Company or its successor.

3.12    “Disability” means the Participant’s inability to perform the Participant’s duties with the Employer on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Participant or the Participant’s legal representative.

3.13    “Employee” means a regular, active, full-time or part-time salaried employee of an Employer who is the Chief Executive Officer or a Senior CIC Executive.

3.14    “Compensation Committee” means the Human Capital and Compensation Committee of the Board of Directors of the Company.

3.15    “Employer” means the Company and each Affiliate whose Employees participate in the Plan with the consent of the Company.

3.16    “Good Reason” means the occurrence of any of the following without the express written consent of the Employee:

(a)    the assignment to the Employee of any duties substantially inconsistent with the Employee’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Company or the Employer that results in a material diminution in the Employee’s position, authority, duties or responsibilities;

(b)    a material reduction in the Employee’s base salary or target annual incentive opportunity as in effect immediately prior to the Change in Control;

(c)    the Employer changing an Employee’s status from remote or hybrid to “in person” or otherwise requiring the Employee to be based at any office or location other than any other location which does not extend the Employee’s home to work commute as of the time of the Change in Control by more than 50 miles;

(d)    the Employer requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the Change in Control;

(e)    any other action or inaction that constitutes a material breach by the Employer of any agreement with the Employee, including any award agreement pursuant to the Company’s equity incentive plans; or

(f)    any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company or the Employer would be required to perform it if no such succession had taken place.

None of the events described in the foregoing clauses shall constitute Good Reason unless (i) the Employee provides the Company with written notice of Good Reason setting forth the event(s) that the Employee believes in good faith constitute(s) Good Reason within 45 days following the Employee’s knowledge of such event(s), (ii) the Company or the Employer, as applicable, fails to cure such event within 30 days following the Company’s receipt of such written notice and (iii) the Employee terminates his or her employment promptly (and in no event later than 90 days) following the expiration of such cure period.

3.17    “Independent Tax Advisor” means a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Participant (the Participant’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

3.18    “Participant” means an Employee who satisfies the eligibility requirements as set forth in Section 4.

3.19    “Pay” means for a full-time Employee or a regularly scheduled part-time Employee:

(a)    for purposes of determining weeks of Pay, the weekly rate of regular salary;

(b)    for purposes of determining months of Pay, the monthly rate of regular salary; or

(c)    for purposes of determining annual Pay, the annual rate of regular salary;

on the date of termination of employment with the Employer, excluding all extra pay, such as overtime, bonuses, incentive pay or other allowances.

3.20    “Plan” means The Kraft Heinz Company Change in Control Severance Plan as it may be amended from time to time.

3.21    “Predecessor Corporation” means any corporation or business which was merged into or consolidated with, or all, or substantially all, of the assets of which were acquired by, an Employer or an Affiliate.

3.22    “Qualifying Pre-CIC Termination” shall be deemed to have occurred if a Participant’s employment is terminated by the Employer other than for Cause, and, within the three-month period immediately following such termination of employment, a Change in Control occurs (resulting in such termination of employment being deemed a Qualifying Termination).

3.23    “Qualifying Termination” means a termination of the Participant’s employment (i) by the Employer other than for Cause or (ii) by the Participant for Good Reason, in either case, during a Change in Control Period.

3.24    “Release and Restrictive Covenant Agreement” means the form of release and restrictive covenant agreement attached here at Exhibit A, subject to modification in accordance with state, local or jurisdictional requirements. Any Release and Restrictive Covenant Agreement prescribed by the Company shall be required to be timely signed and returned to the Employer as a condition of receiving severance benefits under this Plan. A Release and Restrictive Covenant Agreement shall be considered timely only to the extent that it is returned to the Company within the time period specified by the Company.

3.25    “Salary Continuation” means payments made by the Employer that represent wage or salary payments through the date of termination during which time the employee is not required to perform any services.

3.26    “Senior CIC Executive” means each of the Employees who reports directly to the Chief Executive Officer (in part or in whole) as well as the Global Controller, Global Head of Investor Relations, Global Head of Tax, Global Head of Government Affairs, Global Legal Head of Strategy & M&A and Global Head of Total Rewards.

3.27    “Service” means a person’s continuous employment with the Employers, an Affiliate or a Predecessor Corporation, or any combination of any of the foregoing (i) beginning on such Employee’s most recent date of hire with an Employer, an Affiliate or a Predecessor Corporation, and (ii) ending on the last day of employment, subject to the following:

(a)    any period during which an Employee is on an unpaid leave of absence shall not be included as a period of Service for purposes of the Plan;
(b)    any period during which an individual provides services to an Employer, an Affiliate or any Predecessor Corporation under a contract, arrangement or understanding with such individual or with an agency or leasing organization that treats such individual as either an independent contractor or an employee of such agency or leasing organization shall not be included as a period of Service for purposes of the Plan even if such individual is later determined to have been a common law employee of the Employer, Affiliate or Predecessor Corporation during such period and even if such individual later provides services as an Employee; and

(c)    no period(s) of Salary Continuation shall be included as a period of Service for purposes of the Plan.

3.28    “Severance Plan” means The Kraft Heinz Company Amended & Restated Severance Pay Plan for Salaried Employees (as may be amended from time to time).

3.29    “Shares” means shares of the common stock of the Company.

SECTION 4.    ELIGIBILITY

4.1    Each Employee shall be eligible to participate in the Plan.

4.2    Subject to the terms and conditions of the Plan, an Employee who satisfies the requirements of Section 4.1, shall be eligible for severance pay under this Plan, as set forth in Section 5, if the Administrator, in its sole discretion, determines that:

(a)    the Employee’s employment with an Employer is terminated as a result of a Qualifying Termination; and

(b)    the Employee’s timely execution and non-revocation of the Release and Restrictive Covenant Agreement attached hereto at Exhibit A.

4.3    Notwithstanding any other provision under this Section 4, the Employer has the right to cancel or reschedule a previously announced or scheduled layoff or other involuntary termination of employment. An Employee is not eligible for benefits under this Plan if an announced or scheduled termination of employment is canceled before termination actually occurs.

SECTION 5.    SEVERANCE PAY AMOUNT

5.1    In the event a Participant experiences a Qualifying Termination, then, subject to the terms and conditions of the Plan (including the Participant’s compliance with Section 4.2(b) above), then such Participant will be entitled to the following payments and benefits:

(a)    cash severance equal to the amounts set forth below, payable in a lump sum as soon as administratively possible after the date of termination of active employment and compliance with the terms of this Plan (and in no event later than 60 days after termination):

(i)    for Senior CIC Executives, an amount equal to one-and-a-half (1.5) times the sum of (x) the Participant’s annual Pay and (y) the Participant’s target annual cash bonus;

(ii)    for the Chief Executive Officer, an amount equal to two (2) times the sum of (x) the Participant’s annual Pay and (y) the Participant’s target annual cash bonus;

(b)    cash severance equal to a prorated portion of such Participant’s annual Performance Bonus payable with respect to the fiscal year in which such Participant’s termination of employment occurs, calculated based on the Participant’s period of employment during the applicable fiscal year and assuming target-level achievement, and payable if and when Performance Bonuses are paid to other senior executives of the Company or the Employer, as applicable, with respect to such year;

(c)    if the Participant is enrolled in medical, dental and/or prescription drug coverage under the Kraft Heinz Foods Company Group Benefits Plan for Employees (the “Group Benefits Plan”) and the Participant timely elects to continue such coverage in accordance with COBRA, then for the duration of the COBRA Benefit Period, (i) continued payment by the Participant of the Participant’s current premium charged for coverage under the Group Benefits Plan, and (ii) continued payment by the Employer of any incremental premium for such coverage, including the COBRA administration fee; provided that such coverage shall not be provided in the event the Company or the Employer, as applicable, would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, in which case, in lieu of providing the coverage described above, the Company or the Employer, as applicable, shall instead pay the Participant a monthly cash payment in an amount such that, after payment by the Participant of all taxes on such payment, the Participant retains an amount equal to the portion of the monthly COBRA premiums the Company or the Employer, as applicable, would have paid during the COBRA Benefit Period (after taking into account active employee-cost sharing or similar provisions in effect), with such monthly payment being made on the last day of each calendar month of the remainder of the COBRA Benefit Period; provided, further, that the Company reserves the right to amend or terminate the arrangement described in this Section 5.1(c); and

(d)    outplacement services as the Company shall reasonably determine from time to time to those Participants for nine months.

For purposes of clarity, in the event a Participant experiences a Qualifying Pre-CIC Termination, subject to Section 4.2(b) above (to the extent not already satisfied), the Participant shall be entitled to a lump-sum cash payment equal to the applicable amounts set forth in Sections 5.1(a) and 5.1(b) above, payable as soon as administratively possible following the Change in Control with respect to the payments in Section 5.1(a) and at the time specified in Section 5.1(b) with respect to the payments in Section 5.1(b); provided that such payment and any other severance benefits provided under this Section 5.1 will be reduced by any amounts that were already provided to the Participant under the Severance Plan, pursuant to Salary Continuation or pursuant to any personal employment contract, individual severance or separation agreement or statutory notice or termination entitlement. Moreover, such payment and any other severance benefits provided under this Section 5.1will be reduced by any repayment obligation the Participant owes to the Company or the Employer as of the Employee’s Qualifying Termination, including, but not limited to, obligations to repay all or any part of any relocation, mobility or other allowance, and any overpaid wages and other payroll overpayment amounts (to the extent permissible by law).

5.2    Benefits under this Plan are not intended to be in addition to pay-in-lieu-of-notice or similar termination benefits provided pursuant to other plans, programs, contracts, statutory notice or termination entitlements or other applicable laws such as the Worker Adjustment and Retraining (“WARN”) Act. The Employers reserve the right to offset the severance pay amount described in Section 5.1 above by (i) any amounts the Employee owes the Employer or an Affiliate, and (ii) any severance or termination benefits payable under any other policy of or agreement with the Employer or under any federal, state, local or non-U.S. jurisdictional law, including without limitation, the WARN Act.

5.3    If a Participant dies before receiving any payment due under this Plan, such payment will be paid in a lump sum to the beneficiary under the Company paid and sponsored life insurance program applicable to the Participant.

5.4    The Employer may from time to time offer special severance pay for Employees terminating employment during a limited period or in connection with a specific event, such as an exit incentive under a reduction in force program or in the context of a facility closing or other business development resulting in reduced employment needs. Any such temporary severance arrangement which may be offered from time to time shall be set forth in an appendix to this Plan and shall be in lieu of, and not in addition to, benefits otherwise payable under this Plan.

5.5    A Participant who is re-employed by an Employer or an Affiliate shall repay that portion of the severance pay attributable to the period after the Participant became re-employed.

5.6    Employees who are away from work due to an approved disability leave, military leave or family medical leave of absence, at the time that the Employee would otherwise qualify for severance pay under the Plan, will be paid severance pay if they qualify under Section 4 and are timely released to return to work, determined as follows:

(a)    for a disability leave or unpaid medical leave of absence, a timely release to return to work will occur if the Employee is released to return to work within 12 months from the Employee’s initial date of leave-related absence, medical documentation of such release is timely provided to the Employer, and the release is certified by the Company’s disability benefit administrator;

(b)    for a military leave of absence, a timely release to return to work will occur if an Employee makes a request to return to work within the time required under applicable federal law; and

(c)    for a family medical leave, a timely release to return to work will occur at the end of the Employee’s approved FMLA leave, not to exceed 12 weeks during a rolling 12- month period (or 26 weeks during a single 12-month period for those on military caregiver leave). This provision is not applicable to employees on intermittent or reduced schedule leave at time of severance triggering event.

SECTION 6.    EQUITY AWARDS

6.1    Equity Vesting. Equity awards shall vest according to the vesting schedules and acceleration provisions provided in each applicable plan or award. In the event of a Qualifying Termination, such termination shall be treated as a termination by the Company without Cause for purposes of Sections 14(b) and 14(e) of The Kraft Heinz Company 2020 Omnibus Incentive Plan and The Kraft Heinz Company 2016 Omnibus Incentive Plan (or such equivalent concept as may be contained in the Company’s equity incentive plans for purposes of acceleration of vesting in connection with a Change in Control).

SECTION 7.    OTHER BENEFITS

7.1    Paid Time Off/Vacation. In addition to the benefits outlined in Section 5 above, upon the Participant’s termination of employment as described in Section 4.2(a) above, each Participant shall be entitled to receive a cash lump-sum payment as per the U.S. Paid Time Off Policy for Salaried Employees or Vacation Policy, as applicable to a particular Employee.

7.2    Life Insurance. If the Employer is paying the Participant’s life insurance premiums at Participant’s termination of employment described in Section 4.2(a) above, the Employer shall continue to pay each Participant’s life insurance premiums only through the last day of the Participant’s employment.

SECTION 8.    ADMINISTRATION

8.1    The Administrator and named fiduciary for the Plan is the Compensation Committee.

8.2    The Administrator may at any time delegate to another person or body, or re-assume therefrom, any of the fiduciary responsibilities or administrative duties with respect to this Plan.

8.3    Subject to the conditions and limitations of this Plan, the Administrator may establish such rules for the administration of this Plan as the Administrator may deem desirable.

8.4    The expenses of administering this Plan, including the payment of benefits, shall be paid by the Employers out of general assets.

8.5    The Plan and all of its records are kept on a calendar year basis, beginning January 1 and ending December 31 of each year.

8.6    Except as required by applicable law, benefits provided under this Plan shall not be subject to assignment or alienation, since they are primarily for the support and maintenance of the Participants. Likewise, such payments shall not be subject to attachment by creditors of or through legal process against the Employers or any Participant.
8.7    Each of the Company and the Compensation Committee fully expect to continue the Plan, but each of the Company and the Compensation Committee, acting separately, reserve the right to change or end the Plan at any time for any reason. Any action required or permitted to be taken by the Company or an Employer with respect to the Plan shall be by its Board of Directors or by a person or persons duly authorized by it. Any action required or permitted to be taken by the Compensation Committee shall be by the Compensation Committee or a person or persons duly authorized by the Compensation Committee or its delegate. Participants will be properly notified of any changes. Notwithstanding the foregoing, (i) any amendment to this Plan that adversely affects the benefits potentially payable to a Participant (including, without limitation, a proposed termination of this Plan, or imposing additional conditions or modifying the amount or timing of payment) shall not be effective without the written consent of such Participant, unless such amendment is required by law and a written notice is provided to such Participant at least one year in advance of the effectiveness of such amendment and (ii) this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, during any Change in Control Period.

8.8    Nothing herein shall be construed as giving to any Employee of an Employer any right to be retained in the employ of the Employer, nor shall it be construed as providing any right to claim any pension or other benefit or allowance after termination of employment with the Employer. No Employee shall, because of this Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.

8.9    This Plan is intended to be an unfunded employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan will be interpreted and administered to effectuate this intent.

8.10    The Administrator shall enforce the Plan in accordance with its terms and with such rules as may be adopted by the Administrator, and shall have complete discretionary authority to interpret and construe the provisions of the Plan, and to conclusively determine all questions arising under the Plan, including the power to determine the eligibility of Employees and the rights of Participants and other persons entitled to benefits under the Plan and the amount of their benefits.

8.11    Each party shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan; provided, the prevailing party in any such action shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultants’ fees and reasonable travel and lodging expenses (the “Fees and Expenses”), incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings; provided, further, that following any termination of employment during a Change in Control Period, the Company shall reimburse each Participant for all Fees and Expenses incurred by the Participant in seeking to obtain or enforce the payment of benefits under this Plan if the payment of benefits due and payable is not made within ten days after written request by the Participant. Subject to Section 14, such payments of Fees and Expenses shall be made within 30 business days after delivery of the Participant’s written request for payment, accompanied with such evidence of fees and expenses incurred.

8.12    Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under applicable law.
8.13    In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or its Affiliates to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.14    This Plan constitutes the entire agreement between the Company and the Participants and, except as expressly provided herein or in another agreement that specifically references this Section 8.14, supersedes the provisions of all other prior agreements or policies concerning the payment of severance benefits upon a termination of employment, including, but not limited to, any severance benefits that may be payable to the Participant under the Severance Plan, or any other plan, policy or agreement providing for severance benefits in connection with or following a Change in Control; provided that in no event shall payments or benefits provided pursuant to any other severance agreement or policy entitle a Participant to a duplication of payments and benefits pursuant to this Plan.

SECTION 9.    CLAIMS PROCEDURE

9.1    Participants normally need to take no action to receive severance pay under this Plan. Participants will normally be contacted by the Administrator or the Administrator’s delegate concerning the receipt of severance pay. Employees who are not so contacted, and who believe they are entitled to severance pay under this Plan, should submit a written claim for severance pay to the Administrator within 60 days of their termination of employment with an Employer.

9.2    If a request for severance pay is denied, in whole or in part, the Administrator shall, within 90 days after a claim is filed, notify the claimant in writing of such denial and of the claimant’s right to file an appeal with the Administrator, and shall set forth (in a manner calculated to be understood by the claimant) specific reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her request, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedure. If the Administrator determines that special circumstances require an extension of time for processing a claim, the Administrator shall, within 90 days after the claim is filed, notify the claimant in writing of the extension, of the reasons for the extension and the date a final decision can be expected. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period.

9.3    Any Employee, or a duly authorized representative thereof, who is denied severance pay in whole or in part, pursuant to Section 9.2 above, may appeal from such denial to the Administrator for a review of the decision by submitting to the Administrator, within 60 days after receiving a notice of denial, a written statement:

(a)    requesting a review of the claim for severance pay by the Administrator;

(b)    setting forth all of the grounds upon which the appeal is based and any facts in support thereof; and

(c)    setting forth any issues or comments which the claimant deems relevant to the claim.

The Administrator shall act upon such appeal within 60 days after the later of receipt of the claimant’s request for review by the Administrator or receipt of any additional materials reasonably requested by the Administrator from such claimant. If the Administrator determines that special circumstances require an extension of time for processing an appeal, the Administrator shall, within 60 days after the appeal is received, notify the claimant in writing of the extension and the reasons for the extension. The Administrator shall, in any event, act upon the appeal within 120 days after the appeal is received.

9.4    The Administrator shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Employer in connection therewith and may require the Employer or the claimant to submit within 30 days of written notice by the Administrator therefore, such additional facts, documents, or other evidence as the Administrator, in the Administrator’s sole discretion, deems necessary or advisable in making such a review. On the basis of the Administrator’s review, the Administrator shall make an independent determination of the claimant’s eligibility for severance pay under this Plan.

9.5    If the Administrator denies an appeal in whole or in part, the Administrator shall give written notice of this decision to the claimant setting forth (in a manner calculated to be understood by the claimant) the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Administrator’s decision was based.

SECTION 10.     GOVERNING LAW

To the extent that State law shall not have been preempted by ERISA or any other laws of the United States or other applicable non-U.S. jurisdiction heretofore or hereafter enacted, as the same may be amended from time to time, this Plan shall be administered, construed and enforced according to the laws of the Commonwealth of Pennsylvania.

SECTION 11.     COORDINATION WITH CODE SECTION 409A

This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Plan are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Participant’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if the Participant is a “specified employee” under Section 409A of the Code on the date of the Participant’s termination of employment, notwithstanding any other provision of this Plan, payment of severance under this Plan shall be delayed for a period of six months from the date of the Participant’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump-sum payment within 15 days after the end of the six-month period. If the Participant dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s estate within 15 days after the date of the Participant’s death. All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. For the avoidance of doubt, this Section 11 shall not apply to any Participant who is not subject to the provisions of Section 409A of the Code. Neither the Company nor its Affiliates or their directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of compensation or benefits paid under this Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A or otherwise.

SECTION 12. CODE SECTION 280G

12.1    Notwithstanding any other provision of this Plan or any compensation or benefit program or other agreement to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 12.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 12.3) to the extent the Independent Tax Advisor shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax (the “Reduced Amount”).

12.2    Notwithstanding the provisions of Section 12.1, if the Independent Tax Advisor reasonably determines that the Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated to the Reduced Amount pursuant to Section 12.1, then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

12.3    For purposes of determining which of Section 12.1 and Section 12.2 shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and the Participant for their review no later than 10 days after the date of termination. If a reduction in payments or benefits is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first by reducing or eliminating the portion of the Payments that are payable in cash, (ii) second by reducing or eliminating the portion of the Payments that are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)) and (iii) third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The determinations of the Independent Tax Advisor under this Section 12 shall, after due consideration of the Company’s and the Participant’s comments with respect to such determinations and the interpretation and application of this Section 12, be final and binding on the parties absent manifest error. The Company and the Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 12.

[Remainder of Page Intentionally Left Blank]

Executed this 6th day of December, 2022.

THE KRAFT HEINZ COMPANY

By: /s/ Melissa Werneck

Title: Executive Vice President and Global Chief People Officer

[Signature Page to The Kraft Heinz Company Change In Control Severance Plan]

Exhibit A

Release and Restrictive Covenant Agreement

(see attached)

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

In consideration of the benefits contemplated by The Kraft Heinz Company Change in Control Severance Plan (the “Severance Plan”), The Kraft Heinz Company (together with any of its subsidiaries and affiliates as may have employed me from time to time, and any and all successors thereto, “Kraft Heinz”) and I, [NAME], hereby agree as follows:

SECTION 1.    In exchange for signing this Release and Restrictive Covenant Agreement (this “Agreement”) and it becoming effective and irrevocable within the time frame set forth in Paragraph 10 as well as my compliance with the obligations set forth in Paragraphs 3, 4, 5 and 6 of this Agreement (as applicable), Kraft Heinz will provide me with payments and benefits under and in accordance with the terms of the Severance Plan.

SECTION 2.    I have returned all Kraft Heinz property in my possession, including documents (manuals, notes, handbooks), Kraft Heinz-provided laptops, computers, cell phones, wireless devices and or other equipment or property I have used during my employment with the Kraft Heinz.

SECTION 3.    I acknowledge that the services I have rendered to Kraft Heinz are of a special character having a unique value to Kraft Heinz that will result in irreparable harm to Kraft Heinz if provided to a competing business, and that I have received specialized training and been given access to, or have been responsible for the development of (i) some of Kraft Heinz’s most sensitive and valuable confidential information, (ii) Kraft Heinz’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) Kraft Heinz’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) Kraft Heinz’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) Kraft Heinz’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to Kraft Heinz’s employees, and/or (vii) other matters of which I would not otherwise know and that is not otherwise readily available.

I acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the non-competition, non-solicitation and non-interference provisions contained in any award agreements granted to me pursuant to The Kraft Heinz 2020 Omnibus Incentive Plan and The Kraft Heinz Company 2016 Omnibus Incentive Plan, each as amended from time to time (collectively, the “Equity Restrictive Covenants Agreements”) remain in full force and effect, that I remain bound by the Equity Restrictive Covenants Agreements and that they are hereby incorporated by reference; except that the Restricted Period in this Section 3 supersedes and replaces the Restricted Period of the Equity Restrictive Covenants Agreements.

In addition, as consideration for the benefits provided for in this Agreement, I agree that I will not engage in Prohibited Conduct for a period following the date on which my employment with Kraft Heinz terminates (the “Termination Date”) equal to [eighteen (18) months for Senior CIC Executives] [twenty-four (24) months for Chief Executive Officer] (the “Restricted Period”). “Prohibited Conduct” is defined as (1) engaging in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) with any person or entity (a) about which I had access to confidential information through Kraft Heinz’s business development efforts, (b) in the same line or lines of business for which I performed services for Kraft Heinz in the consumer packaged food and beverage industry (“Competitive Business”) anywhere in the same geographic territories for which I performed services for the Kraft Heinz, and/or (c) that has controlling equity interest in or management control of a Competitive Business, without the written consent of Kraft Heinz’s Chief Human Resources Officer or designee, such consent to be provided by Kraft Heinz in its sole and absolute discretion except that such consent shall not unreasonably be withheld; (2) disrupting, damaging, impairing or interfering with the business of Kraft Heinz by directly or indirectly soliciting, assisting in soliciting, or accepting any business from any active Kraft Heinz customer, as of and in the two (2) years immediately preceding the Termination Date, which was assigned to me, which I had contact with on behalf of Kraft Heinz or about which I had access to Confidential Information by virtue of my employment with Kraft Heinz; and/or (3) directly or indirectly soliciting, recruiting, attempting to recruit, interfering with or raiding the employees of Kraft Heinz or otherwise inducing any employee to leave Kraft Heinz and/or to work for any other entity, whether as an employee, independent contractor or in any other capacity. As used herein, the terms “soliciting, aiding, assisting or inducing” include, but are not limited to, (i) initiating communications with a Kraft Heinz employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Kraft Heinz employee to terminate his or her employment with Kraft Heinz and accept employment with any entity, (iii) recommending a Kraft Heinz employee to any entity, and (iv) aiding an entity in recruitment of a Kraft Heinz employee.

Nothing contained in this Paragraph 3 shall preclude me from accepting employment with a company that provides consulting services whose existing clients include a Competitive Business prior to the last day of the Restricted Period, so long as, in addition to honoring all other obligations under this Agreement, I do not provide specific advice or services directly to a Competitive Business. It will not be a violation of this Agreement for me to have people reporting to me who have responsibility for a Competitive Business so long as I do not provide advice to said entities directly or assist my direct reports in performing services for these entities prior to last day of the Restricted Period.

Should I engage in Prohibited Conduct or breach my obligations under Paragraphs 3, 4, 5 and 6 of this Agreement (as applicable) at any time through the last day of the Restricted Period, I will be obligated to pay back to Kraft Heinz all payments received pursuant to this Agreement, and Kraft Heinz will have no obligation to pay me any payments that may be remaining due under this Agreement. This will be in addition to any other remedy that Kraft Heinz may have in respect of such Prohibited Conduct. Kraft Heinz and I acknowledge and agree that Kraft Heinz will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 3, 4, 5 and 6 (as applicable) and agree that in the event such provisions are violated or breached, Kraft Heinz will be entitled to injunctive relief prohibiting any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which Kraft Heinz may be entitled.

SECTION 4.    I acknowledge that during the course of my employment with Kraft Heinz, I received “Confidential Information”, with Confidential Information meaning information that was: (i) disclosed to or known by me as a consequence of or through my employment with Kraft Heinz; (ii) not publicly available and/or not generally known outside of Kraft Heinz; and (iii) that relates to the business and development of Kraft Heinz. Without in any way limiting the foregoing and by way of example, Confidential Information includes: all non-public information or trade secrets of Kraft Heinz or its affiliates that gives Kraft Heinz or its affiliates a competitive business advantage, the opportunity of obtaining such advantage or disclosure of which might be detrimental to the interests of Kraft Heinz or its affiliates; information regarding Kraft Heinz’s or its affiliates’ business operations, such as financial and sales data (including budgets, forecasts and historical financial data), operational information, plans and strategies; business and marketing strategies and plans for various products and services; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Kraft Heinz files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials.

Confidential Information does not include any of my expertise, experience, and knowledge gained throughout my career that falls outside of the three-pronged definition in the first sentence above. I agree that I will not communicate or disclose any Confidential Information to any third party, or use it for my own account, without the written consent of Kraft Heinz. For the avoidance of doubt, nothing in this Agreement or any agreement with, or policy of, Kraft Heinz restricts or impedes me from providing truthful information to governmental or regulatory bodies, including my right to make disclosures under the whistleblower provisions of federal law or regulation.

SECTION 5.    I agree to keep the terms and substance of this Agreement confidential, and that I will not disclose the terms of this Agreement or matters out of which it arises to anyone, except my spouse or partner, my financial advisors, my attorneys, or as may be required by law. Kraft Heinz agrees that it will only communicate information about the contents of this Agreement as is necessary to auditors, attorneys, accountants, managers and other employees of Kraft Heinz or its affiliate companies, who require the information in the normal course of business, or where disclosure may be required by law or by judicial or administrative process or order. Kraft Heinz will instruct all such persons to keep the terms of this Agreement confidential.

SECTION 6.    I agree that I will not make or otherwise communicate any malicious, disparaging, or defamatory remarks about Kraft Heinz, including, but not limited to, comments about my employment with or cessation of employment with Kraft Heinz, or any of its products, services, business or employment practices in effect as of the date of the Agreement. Further, I agree that I will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Kraft Heinz. This Paragraph equally applies to statements made by me under any other identifier I may use for electronic/web-based communications and postings (e.g., email, Facebook, blogs, JobVent, etc.). This Paragraph does not prohibit me from making truthful statements while cooperating with a governmental investigation, communicating with a government agency, or testifying under oath.

SECTION 7.    I agree to fully cooperate with Kraft Heinz and its affiliated and parent companies in any inquiry, investigation, litigation or potential litigation arising out of any matter in which I was involved during my employment. I will make myself reasonably available to provide support in such matters, including but not limited to by meeting with and providing information to Kraft Heinz’s counsel, preparing to testify, testifying at deposition, trial or hearing, and performing other similar services in connection with such matters as required by Kraft Heinz or its affiliated and parent companies or their counsel, subject to and scheduled in accordance with my other commitments. Kraft Heinz will reimburse me for reasonable and appropriate business expenses I incur in connection with such cooperation, including a reasonable hourly rate for my services.

SECTION 8.    In the event either I or Kraft Heinz contest the interpretation or application of any of the terms of this Agreement or any asserted breach of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA and the hearing shall be held in [APPLICABLE JURISDICTION]. The arbitrator’s fees, expenses, and filing fees shall be borne equally by me and Kraft Heinz. The arbitrator shall issue a written award which shall be final and binding upon the parties. Notwithstanding the foregoing, I and Kraft Heinz understand and agree that nothing shall prevent the Company from seeking and obtaining injunctive relief in federal or state court in the event of a breach or threatened breach of the restrictive covenants and confidentiality obligations set forth in this Agreement or the Equity Restrictive Covenant Agreements.

SECTION 9.    I am aware of my legal rights concerning my employment with and termination from Kraft Heinz. I represent that I have not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft Heinz based upon, or in any way related to, my employment with or separation from Kraft Heinz. I further represent that I understand that the monetary payments and other benefits provided for in the Severance Plan constitute a full and complete satisfaction of any claims, asserted or unasserted, knowing or unknown, that I have or may have against Kraft Heinz. Accordingly, in exchange for the monetary payments and other benefits provided for in the Severance Plan, which I acknowledge are greater than any payments and benefits that I would be entitled to receive absent this Agreement, I individually and on behalf of my spouse/partner, heirs, successors, legal representatives and assigns hereby unconditionally release, dismiss, and forever discharge The Kraft Heinz Company (formerly known as H.J. Heinz Holding Corporation) and Kraft Heinz Foods Company (formerly known as the H.J. Heinz Company and the successor to Kraft Foods Group, Inc.), and each of their respective predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their past and present shareholders, employee benefit plans and their administrators, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, my employment with or separation from Kraft Heinz or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in

Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft Heinz incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law and rights to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of any Released Party or as an insured under any director’s and officer’s liability insurance policy now or previously in force).

Nothing in this Agreement is intended to interfere with the protected right to file a charge, report unlawful employment practices or criminal conduct or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental or administrative agency. I acknowledge, however, that I am waiving my right to any monetary recovery or relief in connection with any charge or to file an individual or class action lawsuit against the Released Parties individually and collectively. Notwithstanding anything herein to the contrary, nothing in this Agreement prohibits me from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits my right to receive a statutory award for information provided to the Securities and Exchange Commission.

SECTION 10.     By signing below, I acknowledge that I have thoroughly read this Agreement and that I have full understanding and knowledge of its terms and conditions. I also acknowledge that I have been advised to consult an attorney prior to executing this Agreement and that I was provided up to [twenty-one (21)][forty-five (45)] days to consider the terms of this Agreement. I understand that if I sign this Agreement, I may revoke this Agreement within seven (7) days after I sign it, in which case this Agreement will not go into effect and I will not receive the payments or benefits that are being provided by this Agreement. I also understand that if I do not revoke this Agreement within seven (7) days after I sign it, this Agreement will become complete, final and binding on me and Kraft Heinz.

SECTION 11. This Agreement sets forth the entire agreement between Kraft Heinz and me and fully supersedes any and all prior agreements and understandings between us pertaining to the subject matter of this Agreement. Kraft Heinz and I agree that no change to or modification of this Agreement shall be valid or binding unless it is in writing and executed by us.

SECTION 12. If any part of this Agreement is held to be invalid or unenforceable, the remaining parts will remain fully enforceable. This Agreement will be governed by the laws of [APPLICABLE JURISDICTION].

[Signature Page to Follow]

SECTION 13. I understand and agree that (i) this Agreement is executed by Kraft Heinz on its own behalf and on behalf of each of its parents, subsidiaries, affiliates, successors, or assignees, (ii) that my obligations under this Agreement shall apply equally to Kraft Heinz and each of Kraft its parents, subsidiaries, affiliates, successors, or assignees, and (iii) that such entities may enforce this Agreement in their own name as if they were parties to this Agreement. I understand and agree that this Agreement will be binding upon my heirs, executors, assigns, administrators, agents, and other legal representatives, and is made and will be for the benefit of Kraft Heinz, its parents, subsidiaries, affiliates, successors, and assignees. Without limiting the foregoing, I hereby agree that Kraft Heinz may assign this Agreement and its rights and obligations under this Agreement, without the need to obtain any further agreement on my part, to any successor to any of Kraft Heinz’s assets or interests, whether by assignment, merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Without limiting the foregoing, it is the parties’ intention that each of the Released Parties are third party beneficiaries to this Agreement and that each of the Released Parties can legally enforce this Agreement.

Date: [Name]

ACCEPTED FOR THE KRAFT HEINZ COMPANY

By:

Title:

Date:

I received this Release and Restrictive Covenant Agreement on __________ __, 20[__].

Initials:
[Signature Page to Release and Restrictive Covenant Agreement]